NEOSE PROVIDES UPDATE ON NE-180 PROGRAM

HORSHAM, PA, July 11, 2006 — Neose Technologies, Inc. (Nasdaq: NTEC) today provided an update on its clinical development program for NE-180, the Company’s long-acting, GlycoPEGylated erythropoietin for the treatment of anemia. The Company has concluded the dosing and safety follow-up for its Phase I trial in Western Europe.  Final analyses of pharmacokinetic data and other parameters are ongoing.  NE-180 was generally well-tolerated at the doses tested, and the expected increases in reticulocytes and hemoglobin were observed in both the intravenous and subcutaneous dose groups.

In the United States, the Company continues to work with the Food and Drug Administration (FDA) on its NE-180 clinical hold. As previously announced, the initial hold items were successfully addressed. The FDA has raised additional questions with regard to the reliability of the existing potency assay as a measurement of product stability. The Company expects to address these questions during the next three quarters.

“We are pleased with the data we have seen thus far in the Phase I trial. The initial stopping criteria, based on increases in hemoglobin, were met after dosing the first two of the four planned dose groups. Although we added an option to dose additional subjects to gain more data, we have elected to end the study at this point given the issues surrounding the reliability of our potency assay. We believe we have sufficient clinical data and expect to commence Phase II in Western Europe as planned in the fourth quarter of 2006,” said George J. Vergis, Ph.D., Neose president and chief executive officer.

About Neose Technologies, Inc.
Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for neutropenia associated with myelosuppressive chemotherapy, target markets with aggregate sales in excess of $14 billion. NE-180 is expected to commence Phase II in a Western European country in the fourth quarter of 2006. Neose expects that its partner for GlycoPEG-GCSF, BioGenerix AG, will commence a Phase I trial in a Western European country in the third quarter of 2006.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

Barbara Krauter Manager, Investor Relations (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that we will be unable to resolve clinical hold issues in the U.S., the risk that we will be unable to resolve the issues surrounding our potency assay, the risk that NE-180 fails in clinical trials, the risk that we will never receive regulatory approval of NE-180 or any of our other product candidates and the risk that we will be unable to successfully commercialize or market NE-180 or any of our other product candidates. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.